As filed with the Securities and Exchange Commission on February 12, 2013

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ABIOMED, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-2743260
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

22 Cherry Hill Drive, Danvers, MA	01923
(Address of Principal Executive Offices)	(Zip Code)

ABIOMED, INC.

SECOND AMENDED AND RESTATED 2008 STOCK INCENTIVE PLAN

1988 EMPLOYEE STOCK PURCHASE PLAN

(Full Title of the Plan)

Michael R. Minogue

Chief Executive Officer and President

ABIOMED, Inc.

22 Cherry Hill Drive

Danvers, Massachusetts 01923

(Name and Address of Agent For Service)

(978) 777-5410

(Telephone Number, Including Area Code, of Agent For Service)

with a copy to:

Peter M. Rosenblum, Esq.

Foley Hoag LLP

155 Seaport Boulevard

Boston, Massachusetts 02210

(617) 832-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value	1,350,000 (1)(2)	$13.38 (3)	$18,063,000	$2,464

(1)	Represents 1,000,000 shares of common stock issuable upon exercise or grant of the maximum number of stock options or other stock awards available for grant under the ABIOMED, Inc. Second Amended and Restated 2008 Stock Incentive Plan and 350,000 shares of common stock available for issuance under the ABIOMED, Inc. 1988 Employee Stock Purchase Plan.
(2)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.
(3)	Calculated pursuant to Rule 457(c) and (h)(1) under the Securities Act of 1933 based on the average of the high and low prices of the common stock as reported by the Nasdaq Global Market on February 6, 2013.

Explanatory Note

ABIOMED, Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 (the “Registration Statement”) to register an additional 1,000,000 shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”) issuable under the Registrant’s Second Amended and Restated 2008 Stock Incentive Plan. This Registration Statement is submitted in accordance with General Instruction E to Form S-8 regarding registration of additional securities, and pursuant to such instruction, the contents of the Registration Statements on Form S-8, Reg. Nos. 333-152989 and 333-176620 are incorporated herein by reference.

The Registrant is also filing this Registration Statement to register an additional 350,000 shares of Common Stock issuable under the Registrant’s 1988 Employee Stock Purchase Plan. Pursuant to General Instruction E to Form S-8 regarding registration of additional securities, the contents of the Registration Statements on Form S-8, Reg. Nos. 33-23053 and 333-114066 are incorporated herein by reference.

Item 8.	Exhibits

Exhibit No.	Description

5.1	Opinion of Foley Hoag LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Foley Hoag LLP (included in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Danvers, Massachusetts, on February 12, 2013.

ABIOMED, INC

By:	/s/ Robert L. Bowen
Robert L. Bowen Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of ABIOMED, Inc., hereby severally constitute and appoint Michael R. Minogue and Robert L. Bowen, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael R. Minogue Michael R. Minogue	Chief Executive Officer, President and Director (Principal Executive Officer)	February 12, 2013

/s/ Robert L. Bowen Robert L. Bowen	Vice President and Chief Financial Officer (Principal Financial Officer, Principal Accounting Officer)	February 12, 2013

/s/ W. Gerald Austen W. Gerald Austen	Director	February 12, 2013

/s/ Louis E. Lataif Louis E. Lataif	Director	February 12, 2013

/s/ Dorothy E. Puhy Dorothy E. Puhy	Director	February 12, 2013

/s/ Martin P. Sutter Martin P. Sutter	Director	February 12, 2013

/s/ Henri A. Termeer Henri A. Termeer	Director	February 12, 2013

/s/ Paul Thomas Paul Thomas	Director	February 12, 2013